INTERTAPE POLYMER GROUP INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TAKE NOTICE that an Annual and Special Meeting of shareholders (the “Meeting”) of INTERTAPE POLYMER GROUP INC. (the “Corporation”) will be held:

Place:

Omni Hotel

1050 Sherbrooke Street West

Montreal, Québec

Date:

June 29, 2009

Time:

4:00 p.m.

The purposes of the Meeting are to:

1.

receive and consider the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2008 and the auditors’ report thereon;

2.

elect directors;

3.

appoint auditors and authorize the directors to fix their remuneration;

4.

consider and, if deemed advisable, adopt a resolution in the form annexed as Schedule D to the Management Information Circular, approving the extension for three additional years of the Corporation’s Shareholder Protection Rights Plan Agreement, as amended; and

5.

transact such other business as may properly be brought before the Meeting.

If you are unable to attend the Meeting in person, please date, sign and return the enclosed form of proxy.  Proxies to be used at the Meeting must be deposited with CIBC Mellon Trust Company, Banking Hall, 320 Bay Street, Toronto, Ontario M5H 4A6 before the commencement of the Meeting or at any adjournment thereof.

DATED at Montreal, Québec

June 3, 2009

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christopher J. Winn

Christopher J. Winn

Secretary

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